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                                                                    Exhibit 99.1


             NECX.COM COMPLETES ACQUISITION OF AMERICAN IC EXCHANGE

Peabody, MA - July 13, 2000 -- NECX.com LLC, a wholly owned subsidiary of VerticalNet, Inc. (Nasdaq: VERT), and one of the world's leading electronics industry marketplaces, today announced that it completed the previously announced acquisition of American IC Exchange ("AICE"), a privately held electronics exchange based in Aliso Viejo, CA.

ABOUT AMERICAN IC EXCHANGE

American IC Exchange, LLC (which recently changed its name to F & G Capital, Inc.) (www.aice.com), is a global electronics market maker specializing in the trade of commodity semiconductors, such as DRAMs, flash memory and CPUs. In 1999, AICE transacted business with over 1,000 unique business partners. AICE launched RAMDEX(TM), its online market index, in 1996 to give the original and contract equipment manufacturing communities an efficient tool to remove the guesswork from buying and selling on the global spot market. Today, AICE's website is acknowledged as a leading content provider for semiconductor market information and provides users with a variety of services, including order tracking, customized product portfolios and open market pricing information.

ABOUT NECX.COM LLC

NECX.com (www.necx.com), a wholly owned subsidiary of VerticalNet, Inc., operates the Global Electronics Exchange, a leading global business-to-business exchange for electronics hardware. NECX.com provides a high degree of market liquidity by aggregating supply and demand from thousands of component, original equipment and contract manufacturers, as well as from distributors and resellers. The Exchange also provides comprehensive services such as procurement and inventory management, trading, financial settlement, global logistics and quality assurance. NECX.com, headquartered in Peabody, Massachusetts, operates its Asian-Pacific business from Singapore and its European operations from Galway, Ireland and Stockholm, Sweden.

ABOUT VERTICALNET, INC.

VerticalNet, Inc. (www.verticalnet.com) owns and operates 56 industry-specific Web sites designed as online business-to-business communities, known as vertical trade communities. These vertical trade communities provide users with comprehensive sources of information, interaction and e-commerce. They are grouped into the following industry sectors: communications, energy, environment/utilities, financial service, food/packaging, foodservice/hospitality, healthcare, high tech, industrial, manufacturing/discrete, manufacturing/process, public sector, science and services.

Additionally, VerticalNet provides auctions, catalogs, bookstores, career centers and other e-commerce capabilities horizontally across its communities with sites like Industry Deals.com, LabX.com and Professional Store.com. VerticalNet's NECX(R) Exchange provides an exchange for the electronic components industry. Through Tradeum technology and strategic alliances, VerticalNet is focused on providing comprehensive end-to-end e-commerce solutions.

VerticalNet and NECX are registered trademarks and/or trademarks of Vert Tech LLC in the United States and/or other countries.